EXHIBIT 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT
Helix Energy Solutions Group, Inc.
2005 Long Term Incentive Plan
(As Amended and Restated Effective May 15, 2019)

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Helix Energy Solutions Group, Inc. (the “Company”) and ___________ (the “Employee”) effective as of ___________ (the “Grant Date”), pursuant to the Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (As Amended and Restated Effective May 15, 2019) (the “Plan”), which is incorporated by reference herein in its entirety.

WHEREAS, the Company desires to grant to the Employee the restricted stock units specified herein (the “Units”), subject to the terms and conditions of this Agreement and the Plan; and

WHEREAS, the Employee desires to be granted the Units subject to the terms and conditions of this Agreement and the Plan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.The Plan; Definitions. The Plan, a copy of which has been made available to the Employee, is incorporated by reference and made a part of this Agreement as if fully set forth herein. This Agreement uses a number of defined terms that are defined in the Plan or in the body of this Agreement. These defined terms are capitalized wherever they are used. For purposes of this Agreement, the following terms shall have the meanings indicated:

a.“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of Units issued to the Employee hereunder and the obligation to forfeit and surrender such Units to the Company.

b.“Restricted Units” shall mean the Units that are subject to the Forfeiture Restrictions under this Agreement.

2.Grant of Restricted Stock Units. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has awarded to the Employee, and on the Grant Date, the Company hereby grants to the Employee, _____ Units, which constitute Restricted Stock Units under the Plan and which are subject to the terms and conditions of this Agreement and the Plan. In accepting the award of Units set forth in this Agreement, the Employee accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement.

3.Vesting. The Units that are granted hereby shall be subject to Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Units that are granted hereby in accordance with the following schedule, provided that the Employee’s employment with the Company and its Affiliates has not terminated prior to the applicable lapse date:

Lapse Date	Number of Restricted Units as to which Forfeiture Restrictions Lapse
First Anniversary of Grant Date	33% of Grant
Second Anniversary of Grant Date	66% of Grant
Third Anniversary of Grant Date	100% of Grant
Occurrence of a Change in Control	100% of Grant

Upon the lapse of the Forfeiture Restrictions with respect to Restricted Units granted hereby, in exchange for each such Unit the Company shall issue to the Employee, in the Committee’s sole discretion, either (a) one share of Stock or (b) cash in an amount equal to the Fair Market Value of one share of Stock on the day prior to the lapse of the applicable Forfeiture Restrictions, and thereafter the Employee shall have no further rights with respect to such Unit.

Issuance of such Stock or cash by the Company shall be made by a date that is no later than the date that is two and one-half (2-1/2) months after the end of the Fiscal Year in which such payment is no longer subject to a Substantial Risk of Forfeiture, or otherwise at a time that is permissible under Section 409A.

Any shares of Stock issued to the Employee pursuant to this Agreement shall be transferable by the Employee (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law). Notwithstanding any other provision of this Agreement, in no event will the Forfeiture Restrictions expire prior to the satisfaction by the Employee of any liability arising under Section 8 of this Agreement.

Except as may be otherwise provided in the Plan, if the Employee’s employment with the Company and all of its Affiliates terminates for any reason prior to the lapse date of the Forfeiture Restrictions, including due to the death or disability of the Employee, the Forfeiture Restrictions then applicable to the Restricted Units shall not lapse and the number of Restricted Units then subject to the Forfeiture Restrictions shall be forfeited to the Company.

4.Transfer Restrictions. The Units granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, any shares of Stock issued to the Employee in exchange for Units awarded hereby may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee agrees that the Company may (a) refuse to cause the transfer of the shares of Stock to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of the shares of Stock.

5.No Shareholder Rights. The Employee shall not have the rights of a stockholder with respect to the Units awarded hereby, including that the Employee shall have no voting rights with respect to the Units awarded hereby. Only if and after a share of Stock is issued in exchange for a Unit will the Employee have the rights, powers and privileges of a shareholder with respect to such share of Stock issued in exchange for such Unit.

6.Dividend Equivalents.

a.If during the period the Employee holds any Restricted Units awarded hereby the Company pays a dividend in cash with respect to the Company’s outstanding shares of Stock (a “Cash Dividend”), then the Company will credit to an account established for the Employee by the Company under the Plan (the “Account”) an amount equal to the product of (i) the Restricted Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of Stock or cash and (ii) the amount of the Cash Dividend paid per share of Stock (the “Dividend Equivalent Credit”). The Company shall pay to the Employee, in cash, an amount equal to the Dividend Equivalent Credit credited to the Account with respect to a Restricted Unit on the date the Forfeiture Restrictions applicable to such Restricted Unit lapse (and in no case later than the end of the calendar year in which the Forfeiture Restrictions applicable to such Restricted Unit lapse or, if later, the fifteenth (15th) day of the third month following the date the Forfeiture Restrictions applicable to such Restricted Unit lapse).

b.If during the period the Employee holds any Restricted Units awarded hereby the Company pays a dividend in shares of Stock with respect to the Company’s outstanding shares of Stock, then the Company will increase the Units awarded hereby that have not then been exchanged by the Company for shares of Stock by an amount equal to the product of (i) the Restricted Units awarded hereby that have not been forfeited to the Company or exchanged by the Company for shares of Stock or cash and (ii) the number of shares of Stock paid by the Company per share of Stock (collectively, the “Stock Dividend Restricted Stock Units”). Each Stock Dividend Restricted Stock Unit will be subject to same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Restricted Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for shares of Stock at the same time and on the same basis as such Restricted Unit.

7.Capital Adjustments and Reorganizations. The existence of the Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.Tax Withholding. To the extent that the receipt or payout of the Units results in income to the Employee for federal, state or local income or employment tax purposes with respect to which the Company or any of its Affiliates has a withholding obligation, if the payment is in cash the Company or the Affiliate, as applicable, shall withhold all applicable tax from any cash payable for the Units, or if payment is in shares of Stock, the Employee shall deliver to the Company at the time of receipt such amount of money as the Company may require to meet its or its Affiliate’s obligation under applicable tax laws or regulations, and if the Employee fails to do so, the Company is authorized to withhold from any shares of Stock issued under this Agreement sufficient to satisfy the withholding obligation based on the last per share sales price of Stock for the trading day immediately preceding the date that the withholding obligation arises.

9.Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company and its Affiliates as long as the Employee has an employment relationship with the Company and its Affiliates. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10.No Fractional Shares. All provisions of this Agreement concern whole Units and, if applicable, shares of Stock. If the application of any provision hereunder would yield a fractional Unit or share, such fractional Unit or share shall be rounded down to the next whole Unit or share if it is less than 0.5 and rounded up to the next whole Unit or share if it is 0.5 or more.

11.Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Employee and the Company and its Affiliates or guarantee the right to remain employed by the Company or its Affiliates for any specified term.

12.Further Restriction on Transfer. If the Employee is an officer or affiliate of the Company under the Securities Act of 1933, as amended, the Employee consents to the placing on the book entry for any shares of Stock issued to the Employee in exchange for Units awarded hereby an appropriate note restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules and regulations thereunder.

13.Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, facsimile, certified or registered mail, return receipt requested, or courier or delivery service, addressed to the Company at the then current address of the Company’s Principal Corporate Office, and to the Employee at the Employee’s address indicated beneath the Employee’s signature on the execution page of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means), and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

14.Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Employee. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Employee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

15.Governing Law and Severability. This Agreement shall be governed by the laws of the State of Texas, without regard to its conflicts of law provisions. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16.Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the Units granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Employee, the Employee’s permitted assigns, executors, administrators, agents, and legal and personal representatives.

17.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

18.Section 409A. This Agreement shall be construed and interpreted to be exempt from or to comply with Section 409A. Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the Units granted hereby.

19.Non-Transferability. Neither this Agreement nor the rights of the Employee hereunder shall be transferable by the Employee during his or her life other than by will or pursuant to applicable laws of descent and distribution. No rights or privileges of the Employee in connection herewith shall be transferred, assigned, pledged or hypothecated by the Employee or by any other person in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void.

20.Unsecured Promise to Pay. The Company’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement. The Employee or any successor in interest shall be and remain a general creditor of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all effective as of the date first above written.

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ Owen Kratz
Name:	Owen Kratz
Title:	President and Chief Executive Officer

EMPLOYEE:

Name:
Address:

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